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                                                                   EXHIBIT 5.01


                       [Letterhead of Fenwick & West LLP]

                                February 4, 2002



HNC Software Inc.
5935 Cornerstone Court West
San Diego, California 92121

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by HNC Software Inc., a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission on November 6, 2001 and amended on January 7, 2002 and on or about February 4, 2002 under the Securities Act of 1933, as amended. By means of the Registration Statement, the Company is registering the resale by certain selling securityholders specified in the Registration Statement and the prospectus associated therewith, from time to time, of (i) an aggregate of 5,208,333 shares of the Company's Common Stock (the "STOCK") issuable upon conversion of $150,000,000 aggregate principal amount of the Company's 5.25% Convertible Subordinated Notes due September 1, 2008 (the "NOTES"), which are convertible into the Stock at a conversion rate of 34.7222 shares of Stock per $1,000 principal amount of the Notes, subject to adjustment in certain circumstances, and (ii) the Notes.

        In rendering this opinion, we have examined the following:

        (1) the Company's Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 13, 1996, as amended by the Certificate of Amendment filed with the Secretary of State of Delaware on June 12, 2000, certified by the Delaware Secretary of State on August 23, 2001.

        (2) the Company's Bylaws, as adopted April 19, 1995 and amended March 20, 1998, December 10, 1999, April 10, 2001, August 31,
                2001 and December 6, 2001, certified by the Company's Secretary on February 4, 2002.

        (3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

        (4) the prospectus prepared in connection with the Registration Statement (the "PROSPECTUS").


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        (5)     the minutes of meetings and actions by written consent of the stockholders and Board of Directors of the Company that are contained in the Company's minute books, that are in our possession.

        (6) the stock records for the Company that the Company has provided to us (consisting solely of a certificate from the Company's transfer agent dated as of November 2, 2001 verifying the number of the Company's issued and outstanding shares of capital stock as of that date and a list of option and warrant holders respecting the Company's capital stock and of any rights to purchase capital stock that was prepared by the Company and dated November 2, 2001 verifying the number of such issued and outstanding securities).

        (7) a Management Certificate addressed to us and dated as of November 2, 2001 executed by the Company containing certain factual and other representations (the "MANAGEMENT CERTIFICATE").

        (8) a letter addressed to us and dated of even date herewith executed by the Company updating as of the date hereof the factual representations made by the Company and contained in the Management Certificate (the "MANAGEMENT LETTER").

        (9) the Purchase Agreement by and among the Company and the initial purchasers of the Notes, dated as of August 20, 2001 under which the initial purchasers of the Notes acquired the Notes.

        (10) the Indenture by and between the Company and State Street Bank and Trust Company of California, N.A., as Trustee, dated as of August 24, 2001 (the "INDENTURE").

        (11) The opinion of Orrick, Herrington & Sutcliffe LLP dated as of November 2, 2001 with respect to matters governed by the laws of the State of New York.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and (except for the due authorization, execution and delivery of the above referenced documents by the Company) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate and the Management Letter. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine



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the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of securities, of the State of Delaware. This opinion is limited to the laws, including rules and regulations, as in effect on the date hereof and assumes no change in applicable law.

        Based upon the foregoing, it is our opinion that (i) the Notes have been duly authorized and validly issued by the Company and (ii) the Stock when issued, sold and delivered upon conversion of the Notes in accordance with the terms thereof and of the Indenture, in the manner and for the consideration referred to in the Indenture, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the resale of the Stock and the Notes subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.



                                         Very truly yours,

                                         FENWICK & WEST LLP

                                         By: /s/ Fenwick & West LLP
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